Exhibit 4.1

AMENDMENT NO. 3 AND WAIVER

TO CREDIT AGREEMENT

AMENDMENT NO. 3 AND WAIVER, dated as of December 8, 2006 (this “Amendment and Waiver”) to the Credit Agreement, dated as of January 28, 2005 (as amended, restated, modified or otherwise supplemented, from time to time, the “Credit Agreement”), by and among NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. (the “Borrower”), JPMORGAN CHASE BANK, N.A., as Administrative Agent and the LENDERS from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”).

WHEREAS, the Borrower has requested, and the Required Lenders have agreed, subject to the terms and conditions of this Amendment and Waiver, to amend and waive certain provisions of the Credit Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

1. Amendments.

a. The first sentence of the definition of “Consolidated EBITDA” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

“Consolidated EBITDA” means the sum of (i) net income plus (ii) interest expense plus (iii) income tax expense plus (iv) depreciation and amortization expense, plus (v) non-cash extraordinary losses, plus (vi) non-cash charges incurred in connection with (a) accounting for stock-based compensation expense and (b) changes to Statements of Financial Accounting Standards, minus the sum of interest income, all extraordinary or unusual gains, and any cash payments made during such period with respect to the items described in clause (vi)(b) above subsequent to the fiscal quarter in which the relevant non-cash expense or loss was reflected as a charge on the financial statements of the Borrower.”

b. Section 6.04(b) of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

“(b) investments by the Borrower in the capital stock of its Subsidiaries and as set forth on Schedule 6.04;”

c. Section 6.04 of the Credit Agreement is further amended by adding a new subsection “(g)” at the end of such Section as follows:

“(g) without relieving the Borrower of its obligations under Sections 5.09 and 5.10 hereof, if required at such time, the formation of, and ownership of, stock in any newly created, established or acquired Subsidiary of the Company.”

2. Waivers.

The Lenders hereby waive compliance by the Borrower with the Credit Agreement and the other Loan Documents, including, but not limited to, Sections 5.01(b), 5.01(c) and 5.07 of the Credit Agreement, and hereby waive any Event of Default that would arise under the Credit Agreement, including, but not limited to, the Event of Default that would arise under paragraphs (c), (d) and (e) of Article VII of the Credit Agreement, each with respect to (a) the late receipt of (i) the Borrower’s consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows required pursuant to Section 5.01(b) of the Credit Agreement and (ii) the certificate of a Financial Officer of the Borrower required pursuant to section 5.01(c) of the Credit Agreement, each for the fiscal quarter ended September 30, 2006 and (b) the failure of the Borrower to deliver the same to the Securities and Exchange Commission, provided that such statements and certificate, along with cash flow projections for the fiscal quarter commencing January 1, 2007 and for the three fiscal quarters ending thereafter (collectively, the “Required Documents”), are received by the Lenders on or before February 27, 2007 and such documents and information required to be delivered to the Securities and Exchange Commission shall have been delivered on or before such date. Notwithstanding anything to the contrary herein or in the Credit Agreement, the total Revolving Credit Exposures of the Lenders shall not exceed $20,000,000 at any time prior to receipt by the Lenders of the Required Documents.

3. Conditions to Effectiveness.

This Amendment and Waiver shall become effective upon receipt by the Administrative Agent of (a) this Amendment and Waiver duly executed by each of the parties hereto, and (b) payment in full of an amendment/waiver fee in the amount of $20,000, for the pro rata distribution to the Lenders.

4 . Miscellaneous.

The amendments and waivers herein contained are limited specifically to the matters set forth above and do not constitute directly or by implication a waiver or amendment of any other provision of the Credit Agreement or a waiver of any Default or Event of Default which may occur or may have occurred.

The Borrower hereby agrees to pay all of the Administrative Agent’s reasonable attorneys’ fees incurred in connection with the preparation, execution and delivery of this Amendment and Waiver, including all outstanding amounts, promptly following receipt of a statement describing such fees.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings as defined in the Credit Agreement.

Except as expressly amended hereby, or as may have been previously amended, the Credit Agreement shall remain in full force and effect in accordance with the original terms thereof.

The Borrower hereby represents and warrants that (a) after giving effect to this Amendment and Waiver, the representations and warranties in the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof with the same effect as though such representations and warranties have been made on and as of such date, unless such representation is as of a specific date, in which case, as of such date, and (b) after giving effect to this Amendment and Waiver, no Default or Event of Default has occurred and is continuing.

This Amendment and Waiver may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument.

THIS AMENDMENT AND WAIVER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

This Amendment and Waiver shall constitute a Loan Document.

[the next page is the signature page]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have caused this Amendment and Waiver to be duly executed as of the day and year first above written.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

By:	/s/ Stuart Diamond
Name:	Stuart Diamond
Title:	Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Stephen Zajac
Name:	Stephen Zajac
Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ John Garside
Name:	John Garside
Title:	Vice President

WACHOVIA BANK, N.A., as a Lender

By:	/s/ Daniel W. O’Donnell
Name:	Daniel W. O’Donnell
Title:	Senior Vice President

CONSENT

Each of the undersigned, not parties to the Credit Agreement but each a Guarantor under a Corporate Guaranty, hereby consents to and acknowledges the terms of the Amendment to which this consent is attached and confirms that its Corporate Guaranty is in full force and effect and reaffirms its continuing liability under its Corporate Guaranty in respect of the Credit Agreement as amended hereby and all the documents, instruments and agreements executed pursuant thereto or in connection therewith, without offset, defense or counterclaim (any such offset, defense or counterclaim as may exist being hereby irrevocably waived by such guarantor).

NMHCRX MAIL ORDER, INC.
INTEGRAIL, INC.
NMHC FUNDING, LLC
NMHCRX, INC.
INTEQ CORP.
INTEQ TX CORP.
INTEQ PBM, L.P.
PORTLAND PROFESSIONAL PHARMACY
PORTLAND PROFESSIONAL PHARMACY ASSOCIATES
SPECIALTY PHARMACY CARE, INC.
CENTRUS CORPORATION
NATIONAL MEDICAL HEALTH CARD IPA, INC.
NMHCRX CONTRACTS, INC.
PHARMACY ASSOCIATES, INC.
INTERCHANGE PMP, INC.
PCN DE CORP.
PHARMACEUTICAL CARE NETWORK
NMHC GROUP SOLUTIONS INSURANCE, INC.

By:	/s/ Stuart Diamond
Stuart Diamond, the Treasurer of each of the foregoing entities

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